EXHIBIT 5.0

         SOLOMON WARD SEIDENWURM & SMITH, LLP LETTERHEAD


April 18, 1997


BOATRACS, Inc.
6440 Lusk Boulevard, Suite D-201
San Diego, CA  92121

Re:     Post-Effective Amendment No. 4 on Form SB-2 to Form S-1

Gentlemen:

We are delivering this opinion and consent to you in connection with the registration under the Securities Act of 1933, as amended, of 74,600 shares of common stock, no par value (the "Shares"), of BOATRACS, Inc. (the "Company") held be certain shareholders of the Company, pursuant to a Post-Effective Amendment No. 4 on Form SB-2 to Form S-1 (the "Post-Effective Amendment").

We have examined such documents and have reviewed such questions of law as we have considered necessary and appropriate for the purposes of this opinion and, based thereon, we advise you that, in our opinion, the Shares are duly authorized, validly issued and fully paid and nonassessable.

We hereby consent to the filing of this opinion as an exhibit to the above-referenced Post-Effective Amendment and to the reference to this firm as set forth under the caption "Legal
Matters" in the Prospectus constituting part of the Post-
Effective Amendment.

Very truly yours,

SOLOMON WARD SEIDENWURM & SMITH, LLP


By:                  /s/Joseph M. Lesko
                       Joseph M. Lesko

JML/kap
P:0070681.01:07222.030